EXHIBIT 99.1

Minerco Resources, Inc. Announces Level 5 Beverage Company, Inc. Starts Premium Product Development with Power Brands

Nashua, NH, February 27, 2013: Minerco Resources, Inc. (OTC.BB: MINE), a progressive developer, producer and provider of worldwide commodities solutions, announced today that the company’s subsidiary, Level 5 Beverage Company, Inc., has entered into a Premium Product Development Agreement with Power Brands.

Level 5’s Premium Product Development with Power Brands includes the 1) formulation and development of four (4) beverage products (four varieties); 2) the Creative Brief; 3) Executive Consultation; 4) label design; 5) lay-flat artwork; 6) packaging and material sourcing; 7) contract manufacturers; and 8) the product business plan.

In addition, Level 5 entered into a Prototype Development Agreement with Power Brands which includes 1) prototypes of all final formulations; 2) final label application; and 3) final formula application. Together with the Product Development Agreement, Level 5 has all research and development and branding necessities covered under contract with Power Brands..

John Powers, the CEO of the company stated, “We are excited to start the development of our new product line with Power Brands. They have an exceptional reputation, backed up by proven results, within the beverage industry. We will keep our shareholders informed of the progress as we create our new products and prepare to take them to market.”

Power Brands is an award winning beverage industry expert who helps companies develop premium beverages through formulation, branding and marketing strategies. Power Brands beverage specialists have developed, launched and managed numerous regional, national and international brands in the beverage industry. Visit their website, www.powerbrands.us, for more information.

Please contact:	Minerco Resources, Inc.
info@minercoresources.com
603-732-6948

Safe Harbor Statement

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934 that are based upon current expectations or beliefs, as well as a number of assumptions about future events. Although we believe that the expectations and assumptions upon which they are based are reasonable, we can give no assurance that such expectations and assumptions will prove to have been correct. Some of these uncertainties include, without limitation, the company's ability to perform under existing contracts or to procure future contracts. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties, including without limitation, successful implementation of our business strategy and competition, any of which may cause actual results to differ materially from those described in the statements. We undertake no obligation and do not intend to update, revise or otherwise publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of any unanticipated events. Although we believe that our expectations are based on reasonable assumptions, we can give no assurance that our expectations will materialize. Many factors could cause actual results to differ materially from our forward-looking statements.